SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 04/30/2006
FILE NUMBER 811-3443

72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A              $     0
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B              $     0
              Class C              $     0
              Class P              $ 5,833

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from met investment income
              Class A             000.0297
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B             000.0297
              Class C             000.0297
              Class P             000.0297

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                   90
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                   21
              Class C                    3
              Class P              192,131

74V.     1.   Net asset value per share (to nearest cent)
              Class A               $12.91
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B              $ 12.85
              Class C              $ 12.85
              Class P              $ 12.92